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                                                                    EXHIBIT 21.1



                        Jabil Circuit, Inc. Subsidiaries

Jabil Circuit Limited, (United Kingdom)

Jabil Circuit SDN BHD, (Malaysia)

Jabil Circuit de Mexico, S.A. de C.V., (Mexico)

Jabil Circuit of Michigan, Inc., (Michigan)

Jabil Circuit Foreign Sales Corporation, (Barbados)